Exhibit 10.23
Execution Version

IRONSHORE EUROPE DAC
- and -
CONNING ASSET MANAGEMENT LIMITED
DISCRETIONARY
INVESTMENT MANAGEMENT
AGREEMENT

THIS AGREEMENT (this “Agreement”) is made on 1 July 2019 (“Effective Date”) BETWEEN:-
(1)    IRONSHORE EUROPE DAC whose registered office is at 2 Shelbourne Buildings, Shelbourne Road, Ballsbridge, Dublin 4 Ireland (the “Client”); and
(2)    CONNING ASSET MANAGEMENT LIMITED whose registered office is at 24 Monument Street, 8th Floor, London EC3R 8AJ, UK (the “Manager”).
RECITALS
(A)    The Manager is Authorised and regulated by the Financial Conduct Authority. The Manager is entered in the FCA Register with the reference number 189316. Its VAT number is 980057613.
(B)    The Client wishes to be provided with investment management services and the Manager is willing to provide these on the terms and subject to the conditions of this Agreement in lieu of any other agreement which may be in force between the parties in relation to all or any of the matters referred to herein.
(C)    The services to be provided by the Manager to the Client under this Agreement will be provided to the Client on the basis that the Client is a Professional Client for the purposes of the FCA Rules.
(D)    This Agreement will come into force on the Effective Date.
THE PARTIES AGREE AS FOLLOWS:
I. REPRESENTATIONS BY THE MANAGER
The Manager represents and warrants to, and agrees with, the Client on the Effective Date and on a continuing basis that:
(a)    it is authorised and regulated by the FCA in carrying out the business of managing investments and shall remain so authorised and regulated at all times during the term of this Agreement;
(b)    it is duly organised and validly existing under the laws of England and Wales; and
(c)    it has the requisite power and authority to enter into this Agreement and to carry out its duties and obligations hereunder.
II. REPRESENTATIONS BY THE CLIENT
The Client represents and warrants to, and agrees with, the Manager on the Effective Date and on a continuing basis that:

(a)    it is duly organised and validly existing under the laws of its jurisdiction of incorporation;
(b)    it has the ability to engage the Manager as a discretionary investment manager in respect of the assets of the Portfolio and to authorise the Manager to negotiate, execute, deliver and perform any agreement in connection with the provision of services under this Agreement on its behalf and to perform its obligations under any such agreements and enter into the transactions contemplated by this Agreement;
(c)    it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereunder will be legally binding upon the Client;
(d)    nothing under this Agreement shall violate or result in default under any agreement to which the Client is a party, or any statute, rule, regulation or order of a governmental authority;
(e)    the assets of the Portfolio are and shall knowingly for the duration of this Agreement remain assets belonging to the Client, and are free from all liens, encumbrances and charges other than those disclosed in Schedule l and no such liens, charges and encumbrances shall arise during the term of this Agreement which would prevent the Manager from exercising its powers and discretions under this Agreement; and
(f)    any information or documentation provided by the Client or its agents to the Manager in relation to the Client including its domicile for taxation purposes is accurate, up-to-date and not misleading in any respect and the Client has notified the Manager of all such information which is reasonably relevant to the performance of the Manager’s duties under this Agreement; and the Client shall inform the Manager of any material change in this information.
1.    DEFINITIONS AND INTERPRETATION
1.1    In this Agreement the following words and expressions shall have the following meaning unless the context otherwise requires:-
“Affiliated Company” has the meaning set out in the FCA Rules;
“Associate” has the meaning set out in the Glossary of the FCA Rules;
“Base Currency” means US Dollars;
“Best Execution Policy” means the policy of the Manager relating to the execution of orders and decisions to deal on behalf of clients as required by the FCA Rules and as amended by the Manager from time to time;
“Business Day” means a day other than a Saturday, Sunday or public holiday in England when commercial banks in London are generally open for business;

“Confidential Information” means all information or material communicated between the parties, including the terms of this Agreement, provided that Confidential Information shall exclude information or material which at the time of its disclosure is, or which thereafter becomes (in each case otherwise than as a result of any act or default by the recipient) (a) part of the public domain by publication or otherwise; (b) is disclosed by the recipient with the prior written approval of the disclosing party; (c) is independently developed by the recipient without use of confidential information; or (d) becomes available to the recipient from a source other than the disclosing party or its agents or advisors, provided that such source is not known by the recipient, after reasonable inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy or confidentiality to the disclosing party;
“Conflicts of Interest Policy” means the policy of the Manager relating to the identification of conflicts of interest that arise, or may arise, when providing services and whose existence may damage the interests of clients and that specifies procedures in order to prevent or manage such conflicts as required by the FCA Rules and as amended by the Manager from time to time;
“Counterparty(ies)” means any entity which effects a transaction, executes orders or passes or places orders for execution and includes brokers, dealers, market makers, executing brokers and clearing brokers (whether acting as principal or agent);
“Custodian” means the person appointed by the Client pursuant to Clause 7 hereof;
“Data Protection Laws” means all applicable statutes and regulations in any jurisdiction pertaining to the processing of Personal Data, including the privacy and security of Personal Data;
”Delegate” means any person (whether or not an Affiliated Company of the Manager) appointed by the Manager to perform any services in respect of which the Manager is appointed pursuant to Clause 5 but excluding any Counterparties or the Custodian;
“Director” means a member of the Board of Directors of the Manager;
“Effective Date” means the date specified at the commencement of this Agreement;
“FCA” means The Financial Conduct Authority of the United Kingdom or its successors or assigns;
“FCA Rules” means the rules and guidance contained in the handbook established by the FCA, as amended from time to time;
“Investment Objectives, Restrictions and Guidelines” means the investment objectives, restrictions and guidelines set out in Schedule 2 (as the same may be modified from time to time pursuant to Clause 6 of this Agreement) which shall include restrictions so all investments would be fully admissible for solvency as defined by the Central Bank of Ireland, . In no event may notice obligations or other requirements that are in addition to, or in conflict with, those imposed upon Manager and specified in this Agreement be imposed by the Client on Manager solely as a result of being stated in the Investment Objectives, Restrictions and Guidelines or referenced in investment policies delivered to Manager;

“Investments” includes any asset, right or interest within any paragraph in Part III of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 and any other asset, right or interest in respect of property of any kind (including cash) and, without prejudice to the foregoing, wherever situate and whether or not producing income;
“MiFID” means Directive 2014/65/EU on markets in financial instruments, Regulation (EIJ) No 600/2014 on markets in financial instruments, and any secondary legislation, rules, regulations and procedures made pursuant thereto;
“Multilateral Trading Facility” or “MTF” means a multilateral system set up in accordance with MiFID which brings together multiple buying and selling interests in financial instruments in accordance with non-discretionary rules in a way that results in a contract;
”Personal Data” means any information relating to an identified or identifiable natural living person;
“Portfolio” means the portfolio of assets of the Client as defined in Clause 3, including uninvested cash, as designated from time to time by the Client and subject to the management of the Manager pursuant to this Agreement;
“PRA” means the Prudential Regulation Authority or any successor regulatory body;
“Proceedings” means any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement including any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement;
“Professional Client” has the meaning given to it in the FCA Rules;
“Regulated Market” means a regulated market within the meaning of the FCA Rules;
“Retail Client” has the meaning given to it in the FCA Rules; and
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
In this Agreement,
1.2    references to a) any other words or phrases used which are defined in the FCA Rules shall have the same meanings in this Agreement unless the context requires otherwise; (b) regulations, statutory provisions, notices or the FCA Rules shall where the context so admits, be deemed to include those provisions, regulations, notices or rules as amended, extended, consolidated, substituted or re-enacted from time to time and (c) references to legislation, Acts of Parliament or other statutory provisions are, for the avoidance of doubt, references to United Kingdom legislation, Acts of Parliament and statutes;
1.3    references to Clauses and Schedules are, respectively, to clauses of and schedules to this Agreement; and

1.4    the headings in this Agreement are inserted only for convenience and shall not affect its construction.
2.    APPOINTMENT OF MANAGER
2.1    The Client hereby appoints the Manager as investment manager, and the Manager hereby accepts the appointment, to manage the cash, securities and other assets, including income arising therefrom, as may be entrusted from time to time by the Client to the Manager in the Portfolio under the terms and conditions set forth in this Agreement with effect from the Effective Date.
2.2    The Manager may provide such other services to the Client as may be agreed between the parties. If the Manager does provide such other services, the terms of this Agreement will apply to those services to the extent possible except that fees in relation to such services will be separately agreed between the parties in advance.
2.3    For the purposes of the FCA Rules and based on information obtained in respect of the Client, the Manager has categorised the Client as a Professional Client in relation to the services provided under this Agreement. The Client hereby acknowledges that it is a Professional Client for the purposes of the FCA Rules. The Client should be aware that Professional Clients will not be entitled to certain protections afforded in the FCA Rules to Retail Clients.
2.4    The Client has the right to request that the Manager recategorise the Client as a Retail Client either generally or in specific circumstances. However, the Manager is not obligated to accede to any such requests. The Manager does not have permission to deal with Retail Clients and if the Client is recategorised as a Retail Client, this Agreement will automatically terminate on the date of such recategorisation and the provisions of Clauses 16.1 and 16.2 shall apply.
2.5    It is the Client’s responsibility to keep the Manager informed of any material changes in the Client’s circumstances that could lead to the need for recategorisation.
3.    PORTFOLIO
The Portfolio shall initially be comprised of the assets identified in Schedule 1, which are held by or to the order of the Custodian on behalf of the Client. Assets may be added to, or withdrawn from, the Portfolio from time to time in accordance with Clause 11 of this Agreement.
4.    DISCRETIONARY AUTHORITY
4.1    Subject to the Investment Objectives, Restrictions and Guidelines and other terms and conditions hereof, the Client hereby appoints the Manager as a discretionary investment manager of the cash, securities, and other assets within the Portfolio and such other cash, securities and other assets as may be placed under the authority of the Manager for the purposes of this Agreement from time to time and the Manager will act in good faith and with skill, care and diligence to:
(a)    take any investment decisions;

(b)    subscribe for, purchase, sell, exchange, convert or otherwise effect investment transactions in securities (shares, bonds, certificates, etc.) capital market instruments that are not materially issued in the form of a certificate, precious metals and foreign currencies; and
(c)    procure the exercise of any corporate actions attaching to the investments in the Portfolio in accordance with the Client’s instructions, but not to vote proxies for the Client’s securities, unless otherwise agreed between the parties. In addition, the Manager does not have any obligation or responsibility with respect to any class action for which the Client may be a potential class member or claimant as a result of a security held in the Portfolio.
4.2    The Manager is authorised, subject to the Investment Objectives, Restrictions and Guidelines, to execute investment transactions with one or more securities broker/dealer firms selected in its discretion.
4.3    Except as stated in the Investment Objectives, Restrictions and Guidelines and subject to the terms of the Manager’s regulatory authorisation, there are no restrictions on the types of Investments in which the Client wishes to invest, the markets on which the Client wishes transactions to be effected, the amount of any one investment and the proportion of the Portfolio that any one investment may constitute.
4.4    The Client acknowledges receipt of a general description of the nature and risks of the Investments in respect of which the Manager will provide services under the terms of this Agreement, as set out in Schedule 7.
4.5    Subject to Clause 16.1, the Client hereby requests the Manager to continue providing services pursuant to this Agreement in the event of a “Hard Brexit” or “Soft Brexit” where no transitional deal has been reached between the UK and the EU that would permit (without challenge) the Manager’s ability to passport its regulatory license into the EU.
5.    DELEGATION
5.1    The Client hereby consents to the delegation by the Manager of discretionary authority in respect of the management of parts of the Portfolio to such Associates of the Manager that are specified in Schedule 8 (as may be amended by agreement in writing between the parties from time to time).
5.2    The Manager may appoint or retain any person (whether an Affiliated Company or non-Affiliated Company) to perform any other aspect of the services under this Agreement that does not amount to investment decision-making without prior reference to the Client.
5.3    Unless otherwise agreed with the Client and subject to Clause 9, the Manager shall be responsible for the fees and charges of any person appointed or retained under this Clause 5.
6.    INVESTMENT OBJECTIVES, RESTRICTIONS AND GUIDELINES

6.1    The Client may from time to time amend the Investment Objectives, Restrictions and Guidelines by written notification to the Manager. Amendments may include, but are not restricted to:
(a)    inclusion or exclusion of specified classes of assets;
(b)    limitation of the amounts to be invested in specified classes of Investments;
(c)    limitation as to certain counterparties;
(d)    other restrictions of any reasonable nature.
6.2    Upon receipt of such written notification, the Manager shall, within a reasonable period of time, as agreed between the Client and the Manager, invest, realise or reinvest the relevant parts of the Portfolio in order to comply with the Client’s instructions, it being understood that existing trading commitments have to be fulfilled by the Manager on behalf of the Client.
6.3    The Manager will keep under review the Investment Objectives, Restrictions and Guidelines and may, from time to time, suggest to the Client such amendments as, in the Manager’s opinion, might be appropriately made to them.
7.    THE CUSTODIAN
7.1    The Client has entered into an agreement with a Custodian for the holding and safekeeping of all of the cash and securities and other assets in the Portfolio on terms reasonably acceptable to the Manager. The details of such Custodian are set out at Schedule 3 to this Agreement. The Manager shall at no time hold or be responsible for any assets belonging to the Client. The Client acknowledges that it has been and will be solely responsible for the selection, appointment, monitoring and supervision of the Custodian and for any services the Custodian provides to the Client including, without limitation, cash management services, stocklending and repo services and foreign exchange services.
7.2    For the avoidance of doubt, the Client acknowledges and agrees that the Manager shall not be liable for any act of default on the part of the Custodian, who shall (a) have sole responsibility for the safe-keeping of the assets comprising the Portfolio on behalf of the Client, including their registration and the retention of any documents of title and (b) hold the official books and records of the Portfolio and the Manager is not engaged to provide such official books and records nor to be responsible for any reconciliation of assets in relation to the Portfolio.
7.3    If the Client wishes to terminate its arrangements with the Custodian and appoint a new Custodian, it shall first give the Manager not less than 30 days prior written notice of any such proposed change and shall not effect any such change until it has the written consent of the Manager (not to be unreasonably delayed or withheld). The Client shall ensure that at or before the time of appointment of a new Custodian it shall supply to the Manager details relating to the Custodian in the form set out at Schedule 3 hereto and ensure that the terms of its agreement with the new Custodian will comply with the terms of this Clause 7.

7.4    The Custodian agreement with the Client relating to the custody of the Investments in the Portfolio shall include provisions:
(a)    authorising the Custodian to open bank accounts in the name of the Client on the Manager’s instruction and to act on the instructions of the Manager in respect of payments to and from such accounts, deliveries, receipts, voting and other rights attached to Investments contained in the Portfolio and any other matters connected with the Portfolio, provided that cash and securities may not be transferred to accounts other than in the name of the Client; and
(b)    instructing the Custodian to provide the Manager with such periodic statements concerning the status of the Portfolio, as the Manager may request from time to time and promptly notifying the Manager of all corporate actions and other events affecting the investments in the Portfolio of which the Custodian has received notice by passing or copying such notices to the Manager.
8.    VALUATIONS AND REPORTING
8.1    The initial composition of the Portfolio has been provided to the Manager, as set out at Schedule 1 hereto.
8.2    The Manager shall provide the Client with the reports and valuations at the times and of the types set out in Schedule 6.
8.3    The Base Currency shall be used in the valuation statement. Assets and investments in other currencies shall be translated into that currency for valuation purposes at the rate of exchange shown in data sources used by the Manager.
9.    FEES, EXPENSES, RIGHT TO SET-OFF
9.1    The Client shall pay a fee for the services rendered by the Manager pursuant to this Agreement, as specified in Schedule 4. The Manager shall be responsible for payment from its fee of its costs and incurred expenses in carrying out its duties hereunder (including those of its delegates) save that the Manager shall be entitled to be reimbursed by the Client for any third party fees, costs and expenses incurred by it in relation to the Portfolio subject to the prior agreement of the Client. For the avoidance of doubt, dealing costs and commissions payable in relation to the management of the Portfolio will be deducted from the Portfolio.
10.    TRANSACTION PROCEDURES
10.1    The Manager will act in good faith and with due diligence in its choice of Counterparties. A list of Counterparties can be provided to the Client on request.
10.2    The Manager’s Best Execution Policy has been provided to the Client and the Client confirms receipt thereof before, or at the time of, signing this Agreement and the Client consents to the Manager’s use of its Best Execution Policy.

10.3    Subject to Clause 10.4, in effecting transactions for the Portfolio, the Manager will at all times comply with its Best Execution Policy and in particular act in the best interests of the Client. The Client agrees that the Manager may trade outside of a Regulated Market or MTF. All transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, and the Manager may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice.
10.4    The Client acknowledges that specific Client instructions in relation to the execution of orders may prevent the Manager from following its Best Execution Policy.
10.5    To the extent that the Manager places a “Limit Order” on behalf of the Client with a broker for execution by that broker, the Client expressly instructs the Manager not to make public the details of that Limit Order unless the Manager considers, in its absolute discretion, that it is appropriate for such details to be made public.
10.6    Where a transaction is effected in breach of the Investment Objectives, Restrictions and Guidelines or is otherwise prohibited under this Agreement, subject to Clause 10.3, the Manager or one of its Affiliated Companies may act as principal in executing a transaction with the Portfolio to correct the error.
10.7    The Client acknowledges that certain of its transactions may be subject to the provisions of MiFID, which applies certain transaction and position reporting obligations directly on the Client in respect of the assets in the Portfolio, including, but without limitation, the procurement of a valid Legal Entity Identifier. The Client undertakes to provide in a timely fashion all such information (including, but not limited to, the Client’s Legal Entity Identifier) and documentation and to promptly take all such action as the Manager may from time to time reasonably require in relation to the MiFID transaction and position reporting obligations.
10.8    The Client acknowledges that certain information about transactions the Manager wishes to and does enter into on the Client’s behalf may be made public and that the Manager will be required to report the details of certain transactions to the FCA, in some cases, via third parties, in accordance with applicable law.
11.    INCOME, ADDITIONS TO, AND WITHDRAWALS FROM, THE PORTFOLIO
11.1    All income, including interests, fees, commissions, dividends, etcetera arising from the investment of the Portfolio shall be added to the Portfolio.
11.2    The Client may from time to time add assets to the Portfolio. Any such transfers to the Portfolio shall be made in accordance with the principles set forth in Schedule 2, and shall be deemed effective when the Custodian is authorised to receive instructions from the Manager or its delegates as to these assets or funds.
11.3    Withdrawals from the Portfolio can be made at any time under clear written or oral instruction by the Client to the Manager in accordance with Clause 17. If instruction is made orally, the Client will confirm this instruction in writing within two Business Days. The Manager shall comply with the Client’s instructions as soon as practicable, it being understood that existing trading commitments have to be fulfilled by the Manager or its delegates on behalf of the Client.
12.    LIABILITY OF THE MANAGER
12.1    No claim shall be made against the Manager or any Associate or any of their respective officers or employees to recover damages, losses, costs or expenses (“Loss”) which the Client may suffer or incur by reason of, or arising out of, the carrying out by the Manager or Associate on its behalf of its performance of duties or obligations and services under this Agreement unless such Loss is directly caused by the negligence, wilful default or fraud of the Manager or Associate or their directors, officers or employees in providing the services under this Agreement.
12.2    The Manager accepts no liability (whether in negligence or otherwise) and shall owe no obligation to indemnify the Client for (a) any negligence, wilful misconduct or fraud of the Client or any Associate that is proved to directly contribute to a Loss or (b) for any default or non-performance by the Client or the Custodian or any counterparties or brokers, provided that the Manager has not acted negligently or in bad faith in selecting or using the services of any such counterparty. If any broker or counterparty selected by the Manager should fail to deliver any necessary documents or fail to account for any transaction or Investments, the Manager shall (with the Client’s prior written approval) take such steps on the Client’s behalf as appear to the Manager to be reasonable to recover such documents or Investments, or any sums due, or compensation in lieu thereof, but (subject to any liability under the clause above and this clause) shall not be liable for such failure if commercially reasonable steps are taken. All reasonable costs and expenses properly incurred by the Manager shall be charged to the Portfolio except any circumstances where the Manager shall be deemed negligent, in bad faith or otherwise responsible for the costs incurred, in which case, any such costs shall be borne by the Manager for its own account.
12.3    Nothing in the Agreement shall exclude or restrict any liability or duty which the Manager may have to the Client under the Financial Services and Markets Act 2000 as amended or the FCA Rules, or, where relevant the Pensions Act 1995.
12.4    The Manager shall not be deemed in breach of the Investment Objectives, Restrictions and Guidelines to the extent such breach was brought about as a result of changes in the price or value of assets or by occurrences in the market.
12.5    Any breach of the Investment Objectives, Restrictions and Guidelines shall be notified to the Client promptly, and in any event within three Business Days, after the Manager becomes aware of it. Following such notification, where the Manager is deemed to be negligent, in bad faith or otherwise responsible for such breach, the Manager shall, at its own expense, use its reasonable endeavours to rectify the breach to the Client’s reasonable satisfaction as soon as reasonably practicable.
12.6    No warranty is given by the Manager as to the performance or profitability of the Portfolio or any part of it and, for the avoidance of doubt, the Manager shall not be liable in respect of any failure to meet any performance targets that are specified in Schedule 2.
13.    INDEMNITY

13.1    The Client shall indemnify the Manager and each of its Associates and its and their employees (and the Manager contracts in this respect both for itself and as agent for its Associates and its and their employees) and keep the Manager and each of its Associates and its and their employees indemnified against any costs, claims, demands or proceedings made by any person and in any way arising from the appointment of the Manager hereunder or the performance by the Manager or any of its Associates or delegates or its or their employees of acts or duties in connection with this appointment save to the extent such costs, claims, demands or proceedings are caused by the fraud, wilful default or negligence on the part of the Manager or its employees.
13.2    Any indemnity given to the Manager or any Delegate under this Agreement is in addition to, and without prejudice to, any indemnity allowed to the Manager or any Delegate under applicable law.
14.    FORCE MAJEURE
14.1    The Manager shall not be liable for any loss or damage resulting from facts, events or circumstances not reasonably within the Manager’s control, including, but not limited to industrial disputes, acts or regulations of any governmental or supranational authority or securities exchanges or the breakdown failure or malfunction of any telecommunications or computer service, as long as the Manager has taken all steps as can reasonably be expected to avoid or minimise such loss or damage.
15.    ASSIGNMENT
15.1    Without prejudice to the delegation provisions contained in Clause 5, no party shall assign any rights or obligations arising out of this Agreement to any third party without the prior written consent of the other party, such consent not to be unreasonably withheld, except that the Manager may assign its rights and obligations arising out of this Agreement, to any Associate of the Manager by giving the Client notice which shall specify a date upon which the assignment shall become effective.
16.    TERMINATION
16.1    This Agreement may be terminated by:
(a)    the Client by giving 60 days prior written notice to the Manager; or
(b)    the Manager by giving 90 days prior written notice to the Client.
16.2    On notice of termination, the Manager shall, unless directed otherwise by the Client, continue to manage the Portfolio until the termination date stated in the written notice, and is authorised in any event to arrange for the retention and/or realisation of such assets as may be required to settle transactions entered into prior to the actual date of termination, and to pay outstanding liabilities of the Client or to procure that such liabilities are paid. The Manager will no longer be responsible for compliance with the Investment Objectives, Restrictions and Guidelines or achieving the investment objectives and the Client acknowledges that the performance of the Portfolio may fall short of the performance otherwise achievable for an on-going portfolio.
16.3    The Client shall pay any additional expenses necessarily incurred by the Manager or an Affiliated Company to whom delegated responsibility for Client Investments has been made, by reason of the termination of the Agreement, pursuant to Clause 16.1 above, and shall bear any losses necessarily realised by the Manager in selling or concluding outstanding obligations previously undertaken in accordance with this Agreement.
16.4    Upon termination, the Client shall pay the Manager all fees and other amounts accrued and due (subject to interest on overdue amounts in accordance with Schedule 4).
16.5    Termination of this Agreement shall not affect accrued rights, existing commitments or any contractual provision intended to survive termination.
17.    NOTICE — COMMUNICATIONS
17.1    Any notice, advice or report to be given pursuant to this Agreement shall be delivered by hand, sent by first class pre-paid post or sent by email to:

If to the Client:	If to the Manager:

lain Lever Chief Financial Officer Ironshore Europe DAC 2 Shelbourne Buildings, Shelbourne Road, Ballsbridge, Dublin 4 Email: iain.lever@ironshore.com	Russell Büsst Chief Executive Officer Conning Asset Management Limited 24 Monument Street 8111 Floor London EC3R 8AJ UK

Email: russell.busst@conning.com
With copy to: conning.ukdocuments@conning.com

In the case of complaints under Clause 21:

Compliance Officer Conning Asset Management Limited 24 Monument Street 8th Floor London EC3R 8AJ UK Email: Louisa.Gjertsen@conning.com
17.2    The notice shall be deemed to have been received by the recipient:
(a)    in the case of delivery by hand, when delivered;

(b)    in the case of first class pre-paid inland post, on the day following the day of posting;
(c)    in the case of air mail, on the fifth day following the day of posting;
(d)    in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if such acknowledgement occurs before 5:00 p.m. local time of the recipient on the Business Day of acknowledgement, and in any other case on the next Business Day following the Business Day of acknowledgement; or
(e)    in the case of email, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server.
17.3    Instructions and other communications shall be given by the Client in writing, by letter, fax or email, to the Manager at its registered address or at such other address or fax number as may be notified by the Manager to the Client for the purposes of this Agreement.
17.4    The Manager shall be entitled to rely, without independent verification, on the accuracy and completeness of all information and on the instructions of any person who is a person authorised to act as the Client’s representatives in accordance with Schedule 5.
17.5    The Manager is entitled to communicate with, provide advice to, and receive instructions from, the Client’s acknowledged representatives by telephone and email, except where communication in writing is required under this Agreement. Telephone conversations between the Manager and the Client may be recorded.
17.6    Any instruction given by the Client to the Custodian shall be copied and immediately forwarded by the Client to the Manager.
18.    CONFIDENTIALITY
18.1    Each party shall treat Confidential Information as confidential and shall not disclose such information except as (a) required by applicable law, (b) requested by competent regulatory or fiscal authorities, (c) a court or tribunal of competent jurisdiction or (d) or disclosed in confidence to its advisers and auditors where reasonably necessary for the performance of their professional services; provided that the Manager may disclose information it receives from or on behalf of the Client to Delegates and Associate’s as well as assignees officers and employees of the Manager in the course of providing the investment management and accounting services to the Client under this Agreement, and the Manager may publicly disclose the fact that the Client is a client of the Manager.
18.2 Confidential Information shall remain confidential for a period of two (2) years from the termination date of this Agreement.
18.3 In providing the services under this Agreement, neither the Manager, its Associates nor a Delegate shall be obliged to disclose or to take into consideration (or to require any third party to disclose or take into consideration) any information:

(a)    the disclosure or use of which might breach any prohibition, duty or confidence to any other person or arising under any applicable law;
(b)    which comes to the notice of an employee, officer or agent of the Manager, its Associates or a Delegate, but properly does not come to the actual notice of an individual managing the Portfolio; or
(c)    relating to the nature or extent of any interest the Manager or any Associate has in any investments.
19. FREEDOM TO ACT
19.1    The services of the Manager to the Client herein shall not be exclusive and the Manager shall be free to render similar services to others and nothing in this Agreement shall preclude the Manager from having dealings with or on behalf of the Client either on its own account or on account of its clients or others or make it accountable to the Client in respect of any profit or commission from any such dealings.
20.    CONFLICT OF INTEREST
20.1    The Manager may, without prior reference to the Client, effect transactions in which the Manager or one or more of its Associates or another client of the Manager or of an Associate has, directly or indirectly, a material interest or a relationship of any description with another party, which involves or may involve a potential conflict with the Manager’s duty to the Client. The Manager will ensure that such transactions are effected on terms which are not materially less favourable to the Client than if the conflict or potential conflict had not existed. Any conflicts which the Manager is not able to prevent or manage effectively shall be promptly disclosed by the Manager to the Client.
20.2    Except as required by the FCA Rules, neither the Manager nor any Associate shall be liable to account to the Client for any Manager’s or Associate’s profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Manager’s fees, unless otherwise provided, be abated.
20.3    The Conflicts of Interest Policy sets out the types of actual or potential conflicts of interest which affect the Manager’s business and provides details of how these are identified, prevented or managed. A summary of the Conflicts of Interest Policy has been separately notified to the Client. Further details of the Conflicts of Interest Policy are available to the Client on request.
20.4    In accordance with the FCA Rules the Manager will notify the Client that such potential conflicting interests or duties may arise because:
(a)    the Manager or an Associate undertakes investment business for other clients;
(b)    a Director or employee of the Manager, or of an Associate, is on the Board of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of the Client;

(c)    a transaction is effected in securities listed by an Associate or the customer of an Associate;
(d)    a transaction is effected in units or shares of collective investment schemes or companies which the Manager or an Associate is the manager or adviser;
(e)    the Manager may effect transactions involving placings and/or new issues with an Associate who may be acting as principal or receiving agent’s commission;
(f)    a transaction is effected in securities of a company for which the Manager or an Associate has underwritten, or managed or arranged an issue or offer for sale within the previous 12 months;
(g)    a transaction is effected in securities in respect of which the Manager or an Associate, or a Director or employee of the Manager or an Associate, is contemporaneously trading or has traded on its own account or has either a long or short position; or
(h)    the Manager may act as agent for the Client in relation to transactions in which it is also acting as agent for the account of other clients and/or Associates.
20.5    The Manager will act as the agent of the Client, who will therefore be bound by its actions under this Agreement taken on the Client’s behalf in accordance with the terms of this Agreement. Nevertheless, nothing in this Agreement, none of the services to be provided hereunder nor any other matter shall:
(a)    oblige the Manager or any Associate to accept responsibilities more extensive than those set out in this Agreement; or
(b)    give rise to any fiduciary or equitable duties which would prevent or hinder the Manager, or any Associate, from either:
i.    performing the services pursuant to this Agreement; or
ii.    effecting transactions with or for the Client.
20.6    The Manager may from time to time, without prior reference to the Client pay from the fees agreed pursuant to Schedule 4 sums to Associates or other persons (a) who have introduced the Client to the Manager and/or (b) in respect of particular Investments or transactions in Investments forming part of the Portfolio.
21.    COMPLAINTS AND COMPENSATION
21.1    The Manager maintains procedures in accordance with the FCA’s rules for the consideration and handling of client complaints. All complaints should be made in the first instance in writing to the Manager’s Compliance Officer in accordance with Clause 17. Complaints will be considered promptly by the Compliance Officer in conjunction with a Director of the Manager or a designee who is not personally involved in the subject matter of the complaint.

21.2    If the Client makes a valid claim against the Manager in respect of the services provided under this Agreement, and the Manager is unable to meet its liabilities in full, the Client is not entitled to redress from the Financial Services Compensation Scheme. Under FCA Rules eligible complainants have the right to make a claim for compensation under the Financial Services Compensation Scheme in respect of any inability of the Manager to satisfy a claim made against it by the Client. However, the Manager does not categorise the Client as being an eligible complainant. Therefore the Compensation Scheme does not apply. Should this change the Client should inform the Manager immediately.
22.    DATA PROTECTION
22.1    Each party will comply with Data Protection Laws.
22.2    In order to provide the services the Manager or a Delegate may need to
(a)    communicate with the Client’s trustees, owners, officers and employees (“Client Contacts”) in relation to the services;
(b)    process identification details of the Client Contacts in order to confirm their identities;
(c)    check such Personal Data against databases of individuals who are subject to sanctions, classified as “politically exposed persons” or have committed crimes and to follow up any suspicions to ensure that the Manager complies with its anti-money laundering and terrorism obligations and to avoid fraud itself;
(d)    record or monitor communications as set out in Clause 23;
(e)    use such Personal Data to meet the Manager’s compliance and regulatory duties;
(f)    transfer such Personal Data outside the European Economic Area and the UK and disclose it to anti-fraud organisations and law enforcement or regulatory agencies anywhere in the world, and the Manager will be acting as a data controller in respect of such processing.
22.3    Where the Client provides the Manager with Client Contact details or where requested to do so by the Manager, the Client will notify such individuals that the Manager may need to process their Personal Data for the purposes set out in Clause 22.2.
22.4    The Manager will maintain a data protection fair processing notice on its website (currently located at https://www.conning.com/-/media/marketingsite/documents/disclosures/conning-- -fair-processing-notice.pdf) setting out the details of such processing and all other information required by, and in compliance with, Data Protection Laws, which the Client will also refer Client Contacts to when it makes a notification under Clause 22.3.
22.5    For the avoidance of doubt, except as set out above, the Manager shall be responsible for providing notices and obtaining any consents in relation to any processing of Client Contacts’ Personal Data, including in relation to marketing.

23.    COMMUNICATIONS AND TAPING
23.1    Subject to compliance with applicable law, either party may record telephone conversations with the other. The Manager may record or monitor telephone conversations and other communications with or by the Client (including mails, emails or documentation of client orders made at meetings). The Client agrees that the Manager may deliver copies or transcripts of such recordings to any court or competent authority. A copy of any such conversations with the Client and communications with the Client will be available on request for a period of five years (or, where requested by the FCA, for a period of up to seven years) from the date when the record is made.
23.2    The Manager will communicate with the Client in English and, subject to Clause 17, will communicate with the Client as considered appropriate, including through the Manager’s website, by email or otherwise. The Client hereby consents to receiving communications and reports under this Agreement (including but not limited to valuations) electronically online via the Manager’s secure client website (https://my.conning.com/conningportal/login.aspx). The Client understands that if documents are only available online the Client will not receive a printed version. A paper copy of such communications and reports will be available to the Client upon request.
24.    MISCELLANEOUS
24.1    The Agreement, including Schedules 1 to 8 constitutes the entire agreement of the parties with respect to the management of the Portfolio, and supersedes any and all other proposals, understandings, and agreements between the Client and the Manager with respect to the subject matter hereof.
24.2    Unless otherwise provided under this Agreement, any amendments to, or alterations of, this Agreement shall not be binding unless produced in writing, signed by the parties except that:
(a)    the Manager may amend the Agreement in order to comply with, or to make the Agreement consistent with, any legal or regulatory requirements or changes to which the Manager may be subject by providing a written notice to the Client of such amendment;
(b)    the Client may from time to time notify the Manager in writing of any changes to the Authorised Persons; and
(c)    either party may amend their contact details in Clause 17.1 by providing written notice to the other party of such amendment.
Any amendment under sub-Clauses (a), (b) and (c) shall take effect on the date specified in the written notice.
24.3    If any provision of this Agreement should, for any reason be held to be invalid, illegal or unenforceable, then such provision shall not invalidate the entire Agreement. Such provisions shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modifications shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the parties shall be construed and enforced accordingly.
24.4    If, by reason of its investment management activities, the Manager obtains material non-public information, the Client understands and acknowledges that the Manager cannot and does not make any investment decisions in respect to the Portfolio based upon such information.
24.5    This Agreement may be executed in two or more counterparts, each of which when executed is deemed to be an original and all of which together are deemed to be one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.K. Electronic Communications Act 2000 (c.7)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
24.6    The Manager is not responsible for the Client’s compliance with tax legislation, whether with regard to payment of taxes, reporting or any other matter. Notwithstanding the foregoing, the Manager or any delegate may deduct or withhold from payments all forms of taxes if obliged to do so under any applicable regulation in any jurisdiction. The Client undertakes promptly to pay or reimburse to the Manager or any delegate any shortfalls with respect to payments for taxes to be paid or paid by the Manager or any delegate on behalf of the Client.
24.7    The Client acknowledges that advice given or investments made by the Manager hereunder may extend to investments in unregulated collective investment schemes.
24.8    A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy which exists or is available apart from that Act.
24.9    No failure on the part of a party to exercise, nor delay by it in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise or any right or remedy preclude any other further exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
24.10 So far as permitted by law, and except in the case of fraud, the Client agrees and acknowledges that its only rights and remedies shall be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies including those in tort or arising under statute.
25. MONEY LAUNDERING
25.1    The Manager reserves the right to seek such information from the Client as it considers necessary to comply with any applicable legal and regulatory requirements to counter money laundering. In the course of delay or failure to provide satisfactory information, the Manager may take such action (including refusal to accept instructions from the Client in relation to the Portfolio) as it thinks fit.
26.    GOVERNING LAW AND JURISDICTION

26.1    This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales.
26.2    The parties agree that the English courts are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:
(a)    determine any Proceedings; and
(b)    grant interim remedies, or other provisional or protective relief.
26.3    Each party irrevocably submits to the exclusive jurisdiction of the English courts in respect of such Proceedings and waives any objection to any such Proceedings in such courts on the grounds of venue, waives any claim that Proceedings brought in such courts have been brought in an inappropriate or inconvenient forum and further waives the right to object, with respect to such Proceedings, that such courts do not have any jurisdiction over such party.
The parties have executed this Agreement on the respective dates specified below with effect from the Effective Date.

Signed by	Iain Lever	Name: Iain G. Lever
for and on behalf of:
IRONSHORE EUROPE DAC		Title: CFO

SIGNED by	Russell Büsst	Name: Russell Büsst
for and on behalf of
CONNING ASSET MANAGEMENT LIMITED		Title: Chief Executive Officer Conning Asset Management Limited